Exhibit 99.1
Red Lion Reports Second Quarter 2009 Results
SPOKANE, WA, August 5, 2009 — Red Lion Hotels Corporation (NYSE: RLH) today announced its results for the second quarter and six-month period ended June 30, 2009. Summary results for the three and six-month periods follow:
($ in thousands, except per share)

	Three months ended June 30,			Six months ended June 30,
	2009	2008	% change	2009	2008	% change
Total revenue, as reported	$44,934	$49,812	$-9.8%	79,269	$89,370	-11.3%

Results before 2008 Special Item: (1)
EBITDA	$10,132	$10,431	-2.9%	$12,378	$13,642	-9.3%
Net income (loss)	$1,769	$2,301	-23.1%	$(1,109)	$147	NM
Earnings (loss) per share — diluted	$0.10	$0.12	-16.7%	$(0.06)	$0.01	NM

Results as reported:
EBITDA	$10,132	$10,431	-2.9%	$12,378	$9,988	23.9%
Net income (loss)	$1,769	$2,301	-23.1%	$(1,109)	$(2,210)	49.8%
Earnings (loss) per share — diluted	$0.10	$0.12	-16.7%	$(0.06)	$(0.12)	50.0%

[1]	Excludes $3.7 million of cash and non-cash separation costs incurred in the first quarter of 2008 related to the retirement of the company’s former President and CEO, net of its impact on income taxes. A schedule called “Disclosure of Special Items” is included with this release.
In addition, key hotel operating metrics, on a comparable basis, and reported hotel operating margins for the three and six-month periods ended June 30, 2009 and June 30, 2008 are highlighted below for owned and leased hotels:

	Three months ended June 30,			Six months ended June 30,
	2009	2008	% change	2009	2008	% change
RevPAR (revenue per available room)	$52.92	$60.57	-12.6%	$45.37	$52.73	-14.0%
ADR (average daily rate)	$85.73	$89.57	-4.3%	$83.73	$87.31	-4.1%
Occupancy	61.7%	67.6%	-590 bp	54.2%	60.4%	-620 bp
Hotel Direct Operating Margin	30.1%	28.4%	+170 bp	23.3%	22.6%	+70 bp

Commenting on the second quarter results, President and Chief Executive Officer Anupam Narayan said, “In the face of another quarter of economic weakness and a difficult lodging market, I am pleased that the Red Lion team continued to rise to the challenge. Even with lower revenues in the second quarter, our team delivered about the same level of EBITDA as last year. We were able to do this by maintaining our disciplined focus on revenue management, sales and cost containment.”
Narayan continued, “From a balance sheet standpoint, we have no near-term debt maturities and expect to continue to fund cash needs through operating cash flow and cash on hand. Given the challenging outlook and limited visibility for the industry, we will continue to focus on managing our costs, but at the same time will be aggressive with sales and marketing initiatives to drive revenues.”
Second Quarter Results
Red Lion’s total revenue during the second quarter of 2009 was $44.9 million, compared to $49.8 million for the prior-year period. Revenue from hotels was $41.0 million, down 12.3% from the second quarter of 2008, due primarily to the weak economic and industry environment.
RevPAR for owned and leased hotels on a comparable basis for the second quarter of 2009 was down 12.6%, due to a 590 basis point decrease in occupancy and a 4.3% decrease in ADR. Despite the lower revenues, hotel direct operating margin for the quarter was 30.1%, an increase of 170 basis points from the prior-year period. System-wide RevPAR (which includes franchised hotels) on a comparable basis for the quarter decreased 12.4%, caused by a 620 basis point decrease in occupancy and a 3.2% decrease in ADR.
Franchise and management revenue was $0.7 million, an increase of $0.3 million from the prior-year period due primarily to the receipt of a settlement received in connection with the termination of a franchise that occurred in the second quarter of 2008. Entertainment revenue was $2.6 million, an increase of $0.7 million compared to the same quarter in 2008.
EBITDA for the second quarter of 2009 was $10.1 million, compared to $10.4 million for the second quarter of 2008, a 2.9% decline on a year-over-year basis. The company’s net income was $1.8 million, compared to net income of $2.3 million for the prior-year period. Diluted earnings per share were $0.10, compared to diluted earnings per share of $0.12 for the second quarter of 2008.
First Half 2009 Results
Red Lion’s total revenue for the six months ended June 30, 2009 was $79.3 million, compared to $89.4 million in the same period in 2008. Reported revenue from hotels was $71.8 million, down 12.4% from the prior-year period, primarily due to the weak economic and industry environment. Hotel direct operating profit decreased 9.5% to $16.7 million, but direct operating margin increased 70 basis points to 23.3%.
RevPAR for owned and leased hotels on a comparable basis for the first six months of 2009 was down 14.0%, due to a 620 basis point decrease in occupancy and a 4.1% decrease in ADR. System-wide, RevPAR on a comparable basis decreased 12.4% from the prior-year period, with a 570 basis point decrease in occupancy and a 3.1% decrease in ADR.

Franchise and management revenue was $1.0 million, up $0.2 million from the prior-year period, due to the receipt of a settlement payment in connection with the termination of a franchise that occurred in the second quarter of 2008. Entertainment revenue was $5.1 million, comparable to the prior-year period.
EBITDA for the six-month period ending June 30, 2009 was $12.4 million, compared to $13.6 million for the prior-year period before a one-time expense for separation costs. The company’s net loss was $1.1 million, compared to net income of $0.1 million for the prior-year period before the one-time expense for separation costs. Loss per share for the six-month period ending June 30, 2009 was $0.06, compared to diluted earnings of $0.01 per share for the prior-year period before the one-time expense for separation costs.
Liquidity and Balance Sheet
As of June 30, 2009, the company had approximately $6.8 million in cash and cash equivalents, and outstanding debt of $142.7 million. During the quarter, the company paid down $6 million of its variable rate credit facility. The debt balance is comprised of $30.0 million outstanding under the company’s variable rate credit facility, $13.5 million under a variable rate note with a bank, $30.8 million of publicly traded unsecured debt in the form of deeply subordinated trust preferred securities and a total of $68.4 million in thirteen fixed-rate non-recourse notes collateralized by individual properties. The company’s first term debt maturity is in September 2011 in the aggregate amount of $22.2 million. Only the credit facility, which also matures in September 2011, and the variable rate bank note have restrictive financial covenants, with which the company is in compliance as of June 30, 2009.
Capital expenditures for the first six months of 2009 totaled $12.5 million, including $5.4 million and $2.3 million spent on renovations at our Anaheim and Denver Southeast properties, respectively. We expect to spend another $1.0 million on additional renovations at Denver Southeast in the second half of 2009 and another $4.5 million on normal capital expenditures at other properties. Combined, the total expected capital expenditures for 2009 will now be approximately $18 million. Given current economic conditions, the company continues to closely monitor capital spending.
Outlook for 2009
With the challenging economic environment and, based on currently available information, the company is adjusting its broad guidance for 2009 as follows:
•	2009 RevPAR for company owned and leased hotels is expected to decline 10% to 14% from 2008

•	2009 direct hotel operating margin is expected to range from down 50 basis points to up 100 basis points

•	EBITDA is expected to be $28 to $32 million, before any special items

Conference Call Information
The company will hold a conference call at 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time) on August 6, 2009, to discuss the results for interested investors, analysts and portfolio managers. Management on the call will include President and CEO Anupam Narayan and Chief Financial Officer Anthony Dombrowik.
To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (888) 639-6205. International callers should dial (703) 925-2608.
This conference call will also be webcast live at http://www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 1:30 p.m. PDT on August 6, 2009, through September 6, 2009 at (800) 475-6701 or (320) 365-3844 (International) access code – 108702. The replay will also be available shortly after the call on the Red Lion website.
About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of upscale and midscale hotels under its Red Lion® brand. As of June 30, 2009, the RLH hotel network was comprised of 46 hotels located in nine states and one Canadian province, with 8,803 rooms and 436,355 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on Form 10-K for the year ended December 31, 2008 and in other documents filed by the company with the Securities and Exchange Commission.
Contact:
Red Lion Hotels Corporation
Julie Langenheim, Investor Relations Manager
(509) 777-6322
Investor Relations:
ICR Inc.
William Schmitt
(203) 682-8200

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Three months ended June 30,
	2009	2008	$ Change	% Change

Revenue:
Hotels	$40,956	$46,693	$(5,737)	-12.3%
Franchise	733	445	288	64.7%
Entertainment	2,584	1,895	689	36.4%
Other	661	779	(118)	-15.1%

Total revenues	44,934	49,812	(4,878)	-9.8%

Operating expenses:
Hotels	28,633	33,452	(4,819)	-14.4%
Franchise	8	73	(65)	-89.0%
Entertainment	2,273	2,114	159	7.5%
Other	544	527	17	3.2%
Depreciation and amortization	5,306	4,632	674	14.6%
Hotel facility and land lease	1,834	1,860	(26)	-1.4%
Gain on asset dispositions, net	(45)	(33)	12	36.4%
Undistributed corporate expenses	1,721	1,882	(161)	-8.6%

Total expenses	40,274	44,507	(4,233)	-9.5%

Operating income	4,660	5,305	(645)	-12.2%

Other income (expense):
Interest expense	(2,182)	(2,356)	174	7.4%
Other income, net	172	499	(327)	-65.5%

Income before income taxes	2,650	3,448	(798)	-23.1%

Income tax expense	876	1,142	(266)	-23.3%

Net income	1,774	2,306	(532)	-23.1%

Net income attributable to noncontrolling interest	(5)	(5)	—	—

Net income attributable to Red Lion Hotels Corporation	1,769	2,301	(532)	-23.1%

Earnings per share attributable to Red Lion Hotels Corporation:
Basic	$0.10	$0.13
Diluted	$0.10	$0.12

Weighted average shares - basic (1)	18,095	18,237
Weighted average shares - diluted (1)	18,140	18,531

EBITDA (2)	$10,133	$10,431	$(298)	-2.9%
EBITDA as a percentage of revenues	22.6%	20.9%

(1)	For the three months ended June 30, 2009, none of the 1,213,691 options to purchase common shares outstanding as of that date were considered dilutive, as the grant date stock price of all options outstanding were below the Company’s stock price at June 30, 2009. Similarly, none of the 246,396 restricted stock units outstanding were considered dilutive during the second quarter of 2009. For the three months ended June 30, 2008, 233,446 of the 1,433,048 options to purchase common shares outstanding as of that date were considered dilutive. Of the 55,715 restricted stock units outstanding, 16,040 shares were considered dilutive during the second quarter of 2008. For both comparative periods, all of the 44,837 convertible operating partnership units, respectively, were considered dilutive.

(2)	The definition of “EBITDA” and how that measure relates to net income attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Six months ended June 30,
	2009	2008	$ Change	% Change

Revenue:
Hotels	$71,760	$81,928	$(10,168)	-12.4%
Franchise	1,008	780	228	29.2%
Entertainment	5,107	5,106	1	0.0%
Other	1,394	1,556	(162)	-10.4%

Total revenues	79,269	89,370	(10,101)	-11.3%

Operating expenses:
Hotels	55,036	63,452	(8,416)	-13.3%
Franchise	144	145	(1)	-0.7%
Entertainment	4,388	5,174	(786)	-15.2%
Other	1,081	1,065	16	1.5%
Depreciation and amortization	10,263	9,028	1,235	13.7%
Hotel facility and land lease	3,650	3,646	4	0.1%
Gain on asset dispositions, net	(47)	(140)	(93)	-66.4%
Undistributed corporate expenses	2,987	6,963	(3,976)	-57.1%

Total expenses	77,502	89,333	(11,831)	-13.2%

Operating income	1,767	37	1,730	nm

Other income (expense):
Interest expense	(4,029)	(4,635)	606	13.1%
Other income, net	348	911	(563)	-61.8%

Loss before income taxes	(1,914)	(3,687)	1,773	48.1%
Income tax benefit	(805)	(1,465)	(660)	-45.1%

Net loss	(1,109)	(2,222)	1,113	50.1%

Net loss attributable to noncontrolling interest	—	12	12	nm

Net loss attributable to Red Lion Hotels Corporation	$(1,109)	$(2,210)	1,101	49.8%

Loss per share attributable to Red Lion Hotels Corporation:
Basic	$(0.06)	$(0.12)
Diluted	$(0.06)	$(0.12)

Weighted average shares - basic (1)	18,054	18,234
Weighted average shares - diluted (1)	18,054	18,234

EBITDA (2)	$12,378	$9,988	$2,390	23.9%
EBITDA as a percentage of revenues	15.6%	11.2%

(1)	For the six months ended June 30, 2009 and 2008, all of the 1,213,691 and 1,433,048 options to purchase common shares, respectively, and the 246,396 and 55,715 restricted stock units outstanding as of those dates were considered anti-dilutive due to the loss for the period. In addition, all of the 44,837 convertible operating partnership units outstanding during both periods were anti-dilutive.

(2)	The definition of “EBITDA” and how that measure relates to net loss attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	June 30	December 31,
	2009	2008
Assets:
Current assets:
Cash and cash equivalents	$6,779	$18,222
Restricted cash	2,666	3,890
Accounts receivable, net	10,265	11,337
Inventories	1,315	1,375
Prepaid expenses and other	3,334	2,574

Total current assets	24,359	37,398

Property and equipment, net	300,919	298,496
Goodwill	28,042	28,042
Intangible assets, net	10,289	10,376
Other assets, net	7,140	6,460

Total assets	$370,749	$380,772

Liabilities:
Current liabilities:
Accounts payable	$6,527	$10,990
Accrued payroll and related benefits	4,362	4,925
Accrued interest payable	284	314
Advance deposits	1,395	398
Other accrued expenses	10,091	7,756
Long-term debt, due within one year	3,088	3,008

Total current liabilities	25,747	27,391

Revolving credit facility	30,000	36,000
Long-term debt, due after one year	78,752	80,323
Deferred income	9,018	8,476
Deferred income taxes	15,405	16,366
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	189,747	199,381

Stockholders’ equity:
Red Lion Hotels Corporation stockholders’ equity
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 18,118,106 and 17,977,205 shares issued and outstanding	181	180
Additional paid-in capital, common stock	141,856	141,137
Retained earnings	38,946	40,055

Total Red Lion Hotels Corporation stockholders’ equity	180,983	181,372

Noncontrolling interest	19	19

Total equity	181,002	181,391

Total liabilities and stockholders’ equity	$370,749	$380,772

Red Lion Hotels Corporation
Consolidated Statement of Cash Flows
(unaudited)
($ in thousands)

	Six months ended June 30,
	2009	2008
Operating activities:
Net loss	$(1,109)	$(2,222)
Adjustments to reconcile net loss attributable to Red Lion Hotels Corporation to net cash provided by operating activities:
Depreciation and amortization	10,263	9,028
Gain on disposition of property, equipment and other assets, net	(47)	(140)
Deferred income tax (benefit) provision	(961)	176
Equity in investments	31	28
Imputed interest expense	—	111
Stock based compensation expense	680	1,905
Provision for (collection of) doubtful accounts	64	(16)
Change in current assets and liabilities:
Restricted cash	1,224	1,173
Accounts receivable	1,008	(1,609)
Inventories	60	99
Prepaid expenses and other	(760)	(1,573)
Accounts payable	(4,463)	1,437
Accrued payroll and related benefits	(563)	1,210
Accrued interest payable	(30)	(11)
Deferred lease income	900	—
Other accrued expenses and advance deposits	3,208	(344)

Net cash provided by operating activities	9,505	9,252

Investing activities:
Purchases of property and equipment	(12,479)	(35,418)
Non-current restricted cash for sublease tenant improvements, net	(576)	1,727
Proceeds from disposition of property and equipment	8	5
Advances to Red Lion Hotels Capital Trust	(27)	(27)
Other, net	(423)	647

Net cash used in investing activities	(13,497)	(33,066)

Financing activities:
Borrowings on revolving credit facility	—	23,000
Repayment of revolving credit facility	(6,000)	(1,000)
Repayment of long-term debt	(1,491)	(4,433)
Common stock redeemed	(11)	(926)
Proceeds from issuance of common stock under employee stock purchase plan	51	71

Net cash (used in) provided by financing activities	(7,451)	16,712

Change in cash and cash equivalents:
Net decrease in cash and cash equivalents	(11,443)	(7,102)
Cash and cash equivalents at beginning of period	18,222	15,044

Cash and cash equivalents at end of period	$6,779	$7,942

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)
System-wide Hotels as of June 30, 2009

			Meeting Space
	Hotels	Rooms	(sq. ft.)
Red Lion Owned and Leased Hotels	32	6,243	309,684
Red Lion Franchised Hotels (1)	14	2,560	126,671
Total Red Lion Hotels	46	8,803	436,355

Comparable Hotel Statistics (2)

	Three months ended June 30, 2009			Three months ended June 30, 2008
	Average			Average
	Occupancy (3)	ADR (4)	RevPAR (5)	Occupancy (3)	ADR (4)	RevPAR (5)

Owned and Leased Hotels	61.7%	$85.73	$52.92	67.6%	$89.57	$60.57
Franchised Hotels	54.5%	$78.48	$42.76	61.5%	$78.78	$48.46

Total System Wide	59.6%	$83.74	$49.87	65.8%	$86.54	$56.93

Change from prior comparative period:
Owned and Leased Hotels	(5.9)	-4.3%	-12.6%
Franchised Hotels	(7.0)	-0.4%	-11.8%

Total System Wide	(6.2)	-3.2%	-12.4%

	Six months ended June 30, 2009			Six months ended June 30, 2008
	Average			Average
	Occupancy (3)	ADR (4)	RevPAR (5)	Occupancy (3)	ADR (4)	RevPAR (5)

Owned and Leased Hotels	54.2%	$83.73	$45.37	60.4%	$87.31	$52.73
Franchised Hotels	51.9%	$76.89	$39.93	56.4%	$76.86	$43.33

Total System Wide	53.5%	$81.81	$43.80	59.2%	$84.43	$50.01

Change from prior comparative period:
Owned and Leased Hotels	(6.2)	-4.1%	-14.0%
Franchised Hotels	(4.5)	0.0%	-7.8%

Total System Wide	(5.7)	-3.1%	-12.4%

(1)	In July 2009, the 132-room Red Lion Baton Rouge franchise agreement will terminate and not be renewed.

(2)	Includes all hotels owned, leased and franchised, presented on a comparable basis for hotel statistics.

(3)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(5)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Disclosure of Special Items
(unaudited)
In the first quarter of 2008, the Company recorded an expense of $3.7 million in separation costs from the retirement of the Company’s former President and Chief Executive Officer. As a result, the operations as presented in the accompanying financial statements for the six months ended June 30, 2009 compared to 2008 do not reflect a meaningful comparison between periods. The follow table represents a reconciliation of certain earnings measures before special items to income (loss) after special items.

	Six months ended June 30, 2009			Six months ended June 30, 2008
($ in thousands except per share data)	Net Loss	EBITDA	Diluted EPS	Net Income (Loss)	EBITDA	Diluted EPS

Amount before special item	$(1,109)	$12,378	$(0.06)	$147	$13,642	$0.01

Special items:
Separation costs (1)	—	—	—	(3,654)	(3,654)	(0.20)
Income tax expense of special item (2)	—	—	—	1,297	—	0.07

Amount per consolidated statement of operations	$(1,109)	$12,378	$(0.06)	$(2,210)	$9,988	$(0.12)

Change from the comparative period:
Amount before special item	nm	-9.3%	nm
Amount per consolidated statement of operations	-49.8%	23.9%	-48.8%

(1)	Amount as included in the line item “Undistributed corporate expenses” on the accompanying consolidated statements of operations.

(2)	Represents taxes on special items at the Company’s expected incremental tax rate as applicable.

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Income (Loss) Attributable to Red Lion Hotels Corporation
(unaudited)
($ in thousands)
The following is a reconciliation of EBITDA to net income (loss) attributable to Red Lion Hotels Corporation for the periods presented:

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
EBITDA	$10,133	$10,431	$12,378	$9,988
Income tax (expense) benefit	(876)	(1,142)	805	1,465
Interest expense	(2,182)	(2,356)	(4,029)	(4,635)
Depreciation and amortization	(5,306)	(4,632)	(10,263)	(9,028)

Net income (loss)	$1,769	$2,301	$(1,109)	$(2,210)

NON-GAAP FINANCIAL MEASURES
EBITDA is defined as net income (loss) attributable to Red Lion Hotels Corporation, before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income (loss) attributable to Red Lion Hotels Corporation and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”).
We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.
However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income (loss) attributable to Red Lion Hotels Corporation, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income (loss) or net income (loss) attributable to Red Lion Hotels Corporation determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.